Exhibit 99.1

Roper Industries, Inc.

Contact Information:
Investor Relations
+1 (941) 556-2601
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Announces Record First Quarter Results

Diluted Earnings Per Share of $0.68; Net Earnings Increase 24%;

Orders and Sales Both Increase 13%

Sarasota, Florida, April 24, 2008 ... Roper Industries, Inc. (NYSE: ROP) reported record results for its first quarter ended March 31, 2008.

Net earnings were $64 million, a 24% increase over the first quarter of 2007, and diluted earnings per share (DEPS) were $0.68 compared to $0.56 in the first quarter of 2007. Both periods include the dilutive effect of the Company’s senior subordinated convertible notes. Net sales in the quarter were $543 million, up 13%, including 10% internal growth with 3% favorable foreign currency effect. Net orders of $558 million increased 13%, including 10% internal growth with 3% favorable foreign currency effect.

"We are pleased by Roper’s exceptional performance in today’s challenging economic environment," said Brian Jellison, Roper's Chairman, President and CEO. "We posted record results in all key metrics. Continued sales and orders growth throughout our businesses reflects their fundamental strength and attractive prospects despite macroeconomic concerns. Further, orders again exceeded sales and our backlog reached a record $590 million, which bodes well for second quarter performance.”

During the quarter, Roper continued to execute its disciplined acquisition program with the addition in late February of CBORD, the leading supplier of card systems and integrated security solutions to higher education, healthcare and other markets, and the bolt-on acquisition of TechPro, a small instrumentation company, in late March. The first quarter results include only five weeks of performance for CBORD and also reflect the reduction in sales and orders due to the Company’s exit of its Imaging segment’s Redlake Motion product line in the fourth quarter of 2007. Roper’s acquisition pipeline continues to be robust and the Company expects to complete additional acquisitions during the year.

During the first quarter, EBITDA increased 16% to $134 million and EBITDA margin expanded 50 basis points to 24.6%. Operating cash flow increased 25% to $72 million from $57 million in the prior year first quarter.

Mr. Jellison continued, “Roper posted excellent operating and cash performance – across our businesses – and operating cash flow was a record for any first quarter in the Company’s history. We look toward the remainder of the year with confidence in our ability to continue delivering top- and bottom-line growth.”

As a result of its strong first quarter performance, Roper is increasing its full year DEPS guidance to $3.13-$3.21 from $3.10-$3.20, and establishing second quarter DEPS guidance of $0.77-$0.79. The Company is also increasing its guidance for full year EBITDA to be in excess of $605 million. The Company’s guidance does not include benefits from future acquisitions, but does include the dilutive effect of the Company’s senior subordinated convertibles notes based on the stock price on March 31, 2008.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, April 25, 2008. The call can be accessed via webcast or by dialing (800) 810-0924 or +1 (913) 312-1440, using access code 4781695. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 4781695.

Table 1: EBITDA (Millions)

	Q1 2007	Q1 2008
Net Earnings	51	64
Add: Interest Expense	13	12
Add: Income Taxes	28	34
Add: Depreciation and Amortization	23	24
Rounding	0	0
EBITDA	115	134

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $2.2 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)
	March 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 151,200	$ 308,768
Accounts receivable	377,306	359,808
Inventories	190,040	174,138
Deferred taxes	31,665	27,800
Other current assets	85,946	80,623
Total current assets	836,157	951,137

PROPERTY, PLANT AND EQUIPMENT, NET	112,119	107,513

OTHER ASSETS:
Goodwill	1,982,721	1,706,083
Other intangible assets, net	755,553	613,505
Deferred taxes	24,747	23,854
Other assets	50,407	51,092
Total other assets	2,813,428	2,394,534

TOTAL ASSETS	$ 3,761,704	$ 3,453,184

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 121,990	$ 115,809
Accrued liabilities	209,086	194,055
Income taxes payable	28,623	24,121
Deferred taxes	-	2,442
Current portion of long-term debt	413,110	331,103
Total current liabilities	772,809	667,530

NONCURRENT LIABILITIES:
Long-term debt	802,848	727,489
Deferred taxes	265,320	221,411
Other liabilities	49,338	46,948
Total liabilities	1,890,315	1,663,378

STOCKHOLDERS' EQUITY:
Common stock	916	910
Additional paid-in capital	764,578	757,318
Retained earnings	1,001,989	944,886
Accumulated other comprehensive earnings	125,840	108,732
Treasury stock	(21,934)	(22,040)
Total stockholders' equity	1,871,389	1,789,806

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,761,704	$ 3,453,184

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended March 31,
	2008	2007

Net sales	$ 542,995	$ 478,427
Cost of sales	266,605	240,279

Gross profit	276,390	238,148

Selling, general and administrative expenses	168,124	145,297

Income from operations	108,266	92,851

Interest expense	12,225	13,472
Other income/(expense)	1,777	(250)

Earnings from continuing operations before
income taxes	97,818	79,129

Income taxes	34,236	27,695

Net Earnings	$ 63,582	$ 51,434

Earnings per share:
Basic	$ 0.71	$ 0.59
Diluted	$ 0.68	$ 0.56

Weighted average common and common
equivalent shares outstanding:
Basic	89,037	87,918
Diluted	93,447	92,300

Roper Industries, Inc. and Subsidiaries

Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended March 31,
	2008		2007
	Amount	%	Amount	%
Net sales:
Industrial Technology	$ 173,617		$ 154,506
Energy Systems & Controls	128,387		103,975
Scientific & Industrial Imaging	96,443		92,028
RF Technology	144,548		127,918
Total	$ 542,995		$ 478,427

Gross profit:
Industrial Technology	$ 84,667	48.8%	$ 73,429	47.5%
Energy Systems & Controls	68,674	53.5%	53,443	51.4%
Scientific & Industrial Imaging	53,588	55.6%	51,221	55.7%
RF Technology	69,461	48.1%	60,055	46.9%
Total	$ 276,390	50.9%	$ 238,148	49.8%

Operating profit*:
Industrial Technology	$ 45,269	26.1%	$ 38,110	24.7%
Energy Systems & Controls	28,241	22.0%	19,818	19.1%
Scientific & Industrial Imaging	20,015	20.8%	19,388	21.1%
RF Technology	28,029	19.4%	25,069	19.6%
Total	$ 121,554	22.4%	$ 102,385	21.4%

Net Orders:
Industrial Technology	$ 185,011		$ 162,762
Energy Systems & Controls	128,336		108,063
Scientific & Industrial Imaging	97,700		96,372
RF Technology	146,956		125,799
Total	$ 558,003		$ 492,996

* Operating profit is before unallocated corporate general and administrative expenses. These expenses were $13,288 and $9,534 for the three months ended March 31, 2008 and 2007, respectively.

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Three months ended March 31,
	2008	2007
Net earnings	$ 63,582	$ 51,434
Depreciation	7,994	7,656
Amortization	15,527	14,971
Other, net	(15,510)	(16,973)
Cash provided by operating activities	71,593	57,088

Business acquisitions, net of cash acquired	(377,634)	(69,735)
Capital expenditures	(6,380)	(6,056)
Other, net	(833)	(326)
Cash used by investing activities	(384,847)	(76,117)

Debt borrowings (payments), net	154,288	28,348
Dividends	(6,428)	(5,692)
Other, net	4,525	6,701
Cash provided by financing activities	152,385	29,357

Effect of exchange rate changes on cash	3,301	636

Net increase (decrease) in cash and equivalents	(157,568)	10,964
Cash and equivalents, beginning of period	308,768	69,478

Cash and equivalents, end of period	$ 151,200	$ 80,442